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                                                                      EXHIBIT 10

   AMENDED EMPLOYMENT AGREEMENT made as of the 21st day of May, 1997 by and between Donald J. Bainton (hereafter referred to as "EMPLOYEE") and Continental Can Company, Inc. (hereafter referred to as "EMPLOYER") amending the agreement dated July 23, 1989.

   The parties hereto mutually agree as follows:

   FIRST: EMPLOYEE shall be employed as Chairman and Chief Executive Officer of EMPLOYER.

   SECOND: EMPLOYEE shall be paid a salary to be determined by the Personnel Committee of EMPLOYER'S Board of Directors, but not less than $420,000 per annum.

   THIRD: The expiration date of the non-qualified stock option to purchase 40,000 shares of the EMPLOYER'S Common Stock awarded in 1983 shall be November 15, 1998.

   FOURTH: All shares of stock previously issued to EMPLOYEE in lieu of cash compensation (except those shares which had previously been released from forfeiture) shall remain subject to forfeiture until May 17, 2006, or such earlier date as the Personnel Committee of EMPLOYER'S Board of Directors shall, in the future, determine.

   FIFTH: In the event that any person or associated group of persons acquires or obtains the right to acquire beneficial ownership of shares of stock of EMPLOYER that have 25% or more of the voting power of the outstanding shares of stock of EMPLOYER (hereafter referred to as a CHANGE IN CONTROL), EMPLOYEE shall have the option to deem his employment terminated.

   SIXTH: EMPLOYEE may exercise the option set forth in Paragraph FIFTH by giving written notice to EMPLOYER within five years after the public announcement of a CHANGE IN CONTROL.

   SEVENTH: Within one month after a termination of EMPLOYEE'S employment following a CHANGE IN CONTROL, whether or not the result of the exercise of an option pursuant to Paragraph SIXTH, EMPLOYEE shall receive from EMPLOYER a lump sum equal to three times EMPLOYEE'S average annual total compensation during the five years preceding the termination.

   EIGHTH: EMPLOYEE shall continue to receive the same medical and life insurance coverage EMPLOYEE received from EMPLOYER under the plans maintained by EMPLOYER for all employees as in effect at the time of a termination of EMPLOYEE'S employment following a CHANGE IN CONTROL, whether or not the result of EMPLOYEE'S exercise of an option pursuant to Paragraph SIXTH until his death. During the period she receives a payment pursuant to Paragraph TENTH EMPLOYEE'S surviving spouse, if any, shall receive medical insurance coverage under the plan maintained by EMPLOYER.

   NINTH: In the event of EMPLOYEE'S death prior to the termination of this Agreement, provided EMPLOYEE is then employed by EMPLOYER, EMPLOYEE'S surviving spouse, if any, shall be paid during her life, an annual amount equal to one-half of EMPLOYEE'S annual salary at the time of his death.

   TENTH:  This Agreement will terminate on May 17, 2006.

   ELEVENTH: Any disputes arising under this Agreement shall be resolved by arbitration in the City of Stamford, State of Connecticut, under the laws of the State of Connecticut, pursuant to the rules of the American Arbitration Association.

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   IN WITNESS WHEREOF, the parties hereto have signed this Agreement.



       /s/ Donald J. Bainton             CONTINENTAL CAN COMPANY, INC.
  ----------------------------------
           Donald J. Bainton


                                         By: /s/ Abdo Yazgi
                                             -----------------------------------
                                            Abdo Yazgi, Executive Vice President

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